EXHIBIT 10.32
*Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment which has been filed separately with the SEC.

LICENSE AND SUPPLY AGREEMENT

This License and Supply Agreement (“Agreement”) is entered into this 9th day of November, 2012 (“Effective Date”) by and between Cumberland Pharmaceuticals Inc., a Tennessee corporation having its principal place of business at 2525 West End Ave., Suite 950, Nashville, Tennessee 37023 (“Cumberland”), Paddock Laboratories, LLC, a Delaware limited liability company having its principal place of business at 3940 Quebec Avenue N, Minneapolis, Minnesota 55427 (“Paddock”) and Perrigo Company, a Michigan corporation having its principal place of business at 515 Eastern Avenue, Allergan, Michigan 49010 (“Perrigo”). Each of Cumberland, Paddock and Perrigo may be referred to herein individually as a “Party” and collectively as the “Parties”, and each of Perrigo and Paddock may be referred to herein as a “Defendant” and together as the “Defendants”.

RECITALS

WHEREAS, Cumberland sells an N-acetylcysteine product in an amount of 6gm/30ml (200mg/ml) and in an intravenous injectable dosage form, free of EDTA (edetate disodium), pursuant to supplemental New Drug Application 21-539 (the “Acetadote® EDTA-Free NDA”) under the trademark Acetadote® (or any replacement trademark) (the “Acetadote® EDTA-Free Product”), and Cumberland previously sold an N-acetylcysteine product in an amount of 6gm/30ml (200mg/ml) and in an intravenous injectable dosage form containing EDTA under the trademark Acetadote® (the “Acetadote® EDTA Product”), which Acetadote® EDTA Product Cumberland has withdrawn from the market due to safety concerns and which Cumberland has delisted from the U.S. Food and Drug Administration’s Orange Book;
WHEREAS, Cumberland owns the following U.S. Patent relating to the Acetadote® products: 8,148,356 (the “’356 Patent”);

WHEREAS, Paddock filed with the FDA (as defined below) ANDA (as defined below) [***] (the “Paddock ANDA”) requesting approval from the FDA to market a generic product containing N-acetylcysteine as its active ingredient in an amount of 6gm/30ml (200mg/ml) and in an intravenous injectable dosage form [***];

WHEREAS, Perrigo, the parent company of Paddock, filed with the FDA ANDA [***] (the “Perrigo ANDA”) requesting approval from the FDA to market a generic product containing N-acetylcysteine in an amount of 6gm/30ml (200mg/ml) and in an intravenous injectable dosage form as its active ingredient ; [***]

WHEREAS, Cumberland filed Civil Action No. 12-CV-00619 (LPS) in the United States District Court for the District of Delaware (the “First Action”), in which Cumberland alleges that Defendants, by filing of the Paddock ANDA, infringed the ’356 Patent as specified therein;

WHEREAS, Cumberland filed Civil Action No. 12-CV-06327 in the United States District Court for the Northern District of Illinois Eastern Division, in which Cumberland alleges that Perrigo, by filing of the Perrigo ANDA, infringed the ’356 Patent as specified therein (the “Second Action”, and with the First Action, the “Actions”); and

WHEREAS, Cumberland and Defendants have settled the Actions pursuant to the terms of the Settlement Agreement (the “Settlement Agreement”) between the Parties, dated as of the date hereof, and pursuant to the Settlement Agreement have agreed to enter into this Agreement, pursuant to which Cumberland will agree to supply Perrigo, [***], with an authorized generic version of the Acetadote® [***] Product and license Perrigo to sell such authorized generic versions, in each case on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants exchanged herein and other good and valuable consideration, the sufficiency and receipt of all of which are hereby acknowledged, Defendants and Cumberland intending to be legally bound hereby agree as follows:

I.	DEFINITIONS

“’356 Patent” has the meaning set forth in the Recitals.
“Acetadote® EDTA-Free NDA” has the meaning set forth in the Recitals.
“Acetadote® EDTA-Free Product” has the meaning set forth in the Recitals.
“Acetadote® EDTA Product” has the meaning set forth in the Recitals.
“Actions” has the meaning set forth in the Recitals.
“Affiliate(s)” shall mean, with respect to any entity, any corporation, association, company, organization or other entity which directly or indirectly controls, is controlled by or under common control with Paddock, Perrigo or Cumberland, as the case may be. For purposes of this definition, “control” means the ability, directly or indirectly, through ownership of securities, by agreement, or by any other method, to direct more than fifty (50%) of the outstanding equity votes of any entity, whether or not represented by securities, or to otherwise control the management decisions of any entity.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“ANDA” shall mean Abbreviated New Drug Application as defined in 21 C.F.R. § 355(j) et seq., as amended from time to time
[***].
[***].

“Bundled Sale” shall mean, as defined in 42 C.F.R. § 447.502, an arrangement regardless of physical packaging under which the rebate, discount, or other price concession is conditioned upon the purchase of the same drug, drugs of different types (that is, at the nine-digit National Drug Code (“NDC”) level) or another product or some other performance requirement (for example, the achievement of market share, inclusion or tier placement on a formulary), or where the resulting discounts or other price concessions are greater than those that would have been available had the bundled drugs been purchased separately or outside the bundled arrangement.
“cGMPs” shall mean Current Good Manufacturing Practices as defined in 21 C.F.R. § 210 et seq., as amended time to time.
“Commencement Date” shall mean:
(a)    [***].
(b)    [***].
“Commercially Reasonable Efforts” shall mean that degree of effort, expertise and resources which a person of ordinary skill, ability and experience in the matters addressed herein would typically utilize and otherwise apply with respect to fulfilling the obligations assumed hereunder.
“Cumberland” has the meaning set forth in the introductory paragraph hereof.
“Defendant” and “Defendants” have the meaning set forth in the introductory paragraph hereof.
“Effective Date” has the meaning set forth in the introductory paragraph hereof.
“FDA” shall mean the Food and Drug Administration of the United States of America.
“FFDCA” shall mean the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. §301 et seq., and any related federal and/or state law or regulation in the Territory pertaining to the safety, effectiveness, adulteration, misbranding, mishandling, packaging, labeling or storage of pharmaceutical ingredients, finished pharmaceutical products, and/or medical devices that may be applicable to the Products during the Term.
“Follow-On Product” has the meaning set forth in Section 2.5.
[***].
[***].
“Intellectual Property” shall mean all intellectual property owned or licensed to a party including, without limitation, provisional patent applications, utility patent applications, patents, and reissues, reexaminations, extensions and substitutions thereof, trade secrets, know-how, copyrights, trade names, trademarks, and trade dress.

“Law” shall mean any local, state or federal rule, regulation, statute or law.
“Licensed Patents” shall mean the ‘356 Patent, and all continuations, divisionals and extensions thereof, and all reexaminations and reissues thereof.
“Losses” shall mean any liabilities, damages, costs or expenses, including reasonable attorneys’ fees, incurred by either Party which arise from any claim, lawsuit or other action by a Third Party.
“Manufacturing Cost” with respect to a Product shall mean the aggregate cost to manufacture, label and package the Product, calculated as follows:
(a)    [***].
(b)    [***].
All costs included in Manufacturing Costs shall be shall be determined in accordance with United States generally accepted accounting principles (“GAAP”), as consistently applied by Cumberland in accordance with its past practice and in the ordinary course of its business.
“NDA” means a New Drug Application (as more fully described in 21 C.F.R. 314.50 et seq. or its successor regulation) and all amendments and supplements thereto submitted to the FDA.
“Net Sales” shall mean the gross amounts invoiced from the sale of Products and Perrigo ANDA Products by Perrigo and its Affiliates to independent Third Parties in an arms-length transaction, in each case after subtracting the following to the extent specifically and solely allocated to the Product or the Perrigo ANDA Product, as the case may be, and actually taken, paid, accrued, allowed, included or allocated in the gross sales prices with respect to such sales (and consistently applied as set forth below) (the “Deductions”):

(a)    [***].

(b)    [***].

(c)    [***].

Notwithstanding the foregoing, Net Sales shall be determined in accordance with GAAP in the Territory, consistently applied by Perrigo in accordance with its past practice and in the ordinary course of its business and on a basis consistent with Perrigo’s annual audited financial statements. All such discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to the Products or Perrigo ANDA Product, as the case may be, and other generic products of Perrigo and its Affiliates such that the Products or Perrigo ANDA Product, as the case may be, does not bear a disproportionate portion of such deductions. In no event shall the Profit Share payable to Cumberland be taken as a deduction from Net Sales.

“Paddock” has the meaning set forth in the introductory paragraph hereof.

“Paddock ANDA” has the meaning set forth in the Recitals.
“Parties” shall have the meaning set forth in the introductory paragraph hereof.
“Perrigo” has the meaning set forth in the introductory paragraph hereof.
“Perrigo ANDA” has the meaning set forth in the Recitals.
“Perrigo ANDA Product” means an N-acetylcysteine product in an amount of 6gm/30ml (200mg/ml) and in an intravenous injectable dosage form sold pursuant to the Perrigo ANDA.
“Perrigo Fiscal Quarter” shall mean those consecutive periods for which Perrigo is obligated to submit SEC Form 10-Q filings, which generally approximate three (3) calendar month periods beginning on or about January 1, April 1, July 1, and October 1, respectively.
“Product” or “Products” shall mean (a) Cumberland’s Acetadote® [***] For avoidance of doubt, the Products shall not include any product containing (i) any active pharmaceutical ingredient other than N-acetylcysteine in an amount of 6gm/30ml (200mg/ml) and in an intravenous injectable dosage form, or (ii) any pharmaceutical product marketed under the mark Acetadote® or any similar marks.
“Profit Share” shall have the meaning set forth in Section 4.2.
“Settlement Agreement” has the meaning set forth in the Recitals.
“Significant Market Change” shall mean an increase or decrease in the number of companies marketing an n-acetylcysteine product in an amount of 6gm/30ml (200mg/ml) and in an intravenous injectable dosage form as compared to the number of companies in the immediately preceding quarter, provided that such increase or decrease results in a material change to level of Perrigo’s sales of the Product (based on sales of units of Product). Such change can be caused by either: (a) new FDA approvals and launches of Generic Acetadote® Products; (b) a decision by a party distributing a Generic Acetadote® product to cease marketing such Product; or (c) an inability by a party distributing a Generic Acetadote® product to supply such Product.
“Specifications” shall mean all Product, regulatory, manufacturing, quality control, and quality assurance procedures, processes, practices, standards, instructions and specifications comprising Cumberland’s FFDCA approval applicable to the manufacture and packaging of Products, and such other FDA and/or other regulatory requirements as may be applicable.
“Supply Price” shall mean, with respect to a Product [***].
“Term” has the meaning set forth in Section 8.1.

“Territory” shall mean [***].
“Third Party” shall mean any person, entity or other organization (other than the Parties and their respective Affiliates).
Any other capitalized terms used but not defined in this Article I shall have the meanings assigned to such terms in the body of this Agreement.
II.SCOPE OF AGREEMENT

2.1
Authorized Generic Appointment. Subject to the terms and conditions of this Agreement and effective as of the applicable Commencement Date, Cumberland hereby appoints Perrigo, and Perrigo hereby accepts its appointment, as Cumberland’s [***] authorized generic distributor of each of the Products in the Territory during the Term. Such appointment grants to Perrigo the [***] right and license, under the Licensed Patents, to market, sell, promote and distribute each of the Products in the Territory after the applicable Commencement Date for such Product during the Term. Perrigo may not sublicense, assign, transfer or delegate any of the foregoing appointment or rights, other than to Paddock and its other Affiliates, but only for so long as such Affiliates remain Affiliates of Perrigo. The foregoing does not grant to Perrigo any right to manufacture or have manufactured any Product, or to market, sell, promote or distribute any Product in a combined form with any other pharmaceutical product. For avoidance of doubt, the foregoing shall not be construed to prohibit or limit in any manner Cumberland’s right to (a) market, sell, promote or distribute any Product in the Territory, or Cumberland’s Acetadote® EDTA-Free Product in the Territory, or (b) grant to any Third Party the right to do any of the same. Pursuant to the terms and conditions of this Agreement, commencing on the Commencement Date, and except as otherwise permitted pursuant to this Agreement, Perrigo shall acquire exclusively from Cumberland such total quantities of Products as Perrigo may require to market, sell, promote and/or distribute the Products in the Territory.

2.2
Restrictions. Perrigo and its Affiliates shall not market, sell, promote or distribute the Products (a) prior to the Commencement Date, (b) outside the Territory, (c) to any purchaser or distributee that Perrigo or its Affiliates knows, or reasonably should know, intends to utilize, resell or redistribute the Products outside the Territory, or (d) for any use, within or outside of the Territory, that is not a use for which Cumberland has received approval from the FDA. In the event that Perrigo or any of its Affiliates becomes aware of, or Cumberland notifies Perrigo that, a Third Party is utilizing, reselling or redistributing any Products sold or distributed by or on behalf of Perrigo hereunder in violation of this Section 2.2, Perrigo and its Affiliates shall immediately cease all sale and distribution of the Products to such Third Party and Perrigo and its Affiliates shall use its Commercially Reasonable Efforts to cause such Third Party to cease such violation. Without limiting the foregoing, Perrigo shall be responsible for compliance with the terms and conditions of this Agreement by all of its Affiliates and its and their respective distributors, sales agents, resellers and other Third Parties used to market, promote, distribute and sell the Products.

2.3
Pricing; Bundled Sales. Perrigo will have the right in its sole discretion to establish the price at which the Products will be sold to Third Parties. Neither Perrigo nor any of its Affiliates shall sell, distribute or dispose of any Product in any manner that would constitute a Bundled Sale.

2.4
Supply Exceptions. Notwithstanding anything to the contrary in this Agreement, Cumberland shall not be obligated to supply Products to Perrigo and Perrigo and its Affiliates shall not be permitted to sell Products during any time period in which there is in effect an injunction or similar court order prohibiting the manufacture, marketing, distribution, sale or use of the Products or Cumberland’s Acetadote® product in the Territory.

2.5
Follow-On Products. If Cumberland obtains approval from the FDA to market and sell a product containing N-acetylcysteine for prevention or mitigation of hepatic injury due to acetaminophen that differs from the Products in pharmaceutical form and/or strength (a “Follow-On Product”), Perrigo shall have the right to request that Cumberland enter into good faith negotiations regarding an arrangement in which Perrigo would be granted the right to sell an authorized generic version of such Follow-On Product following any patent expiration or expiration of FDA exclusivity. Perrigo may request such right to negotiations by providing Cumberland with a written request no later than thirty (30) days after the FDA’s approval of the Follow-On Product. If Perrigo provides Cumberland with such written request within such thirty (30) day period, Cumberland agrees to engage in such good faith, non-exclusive negotiations with Perrigo for a period of sixty (60) days from its receipt of such written request. For avoidance of doubt, neither Perrigo nor Cumberland shall be obligated to enter into any arrangement with respect to an authorized generic version of a Follow-On Product.

2.6
No Implied Rights. Except for the rights expressly granted to Perrigo pursuant to this Agreement, Cumberland does not grant to Perrigo or Paddock, whether by implication, estoppel or otherwise, any rights or interests in or to the Products or any Intellectual Property therein or relating thereto, or any right to reference any NDA owned or controlled by Cumberland or its Affiliates. Nothing in the Agreement shall be deemed to (a) constitute any agreement, acquiescence or admission on the part of Cumberland as to the propriety of the Perrigo ANDA or Paddock ANDA or (b) prohibit Cumberland from challenging such application in any proceeding brought before the FDA or any court or other governmental or regulatory body.

III.    FORECASTS AND SUPPLY

3.1
Obligation to Supply. Subject to the terms and conditions of this Agreement, Cumberland shall use its Commercially Reasonable Efforts to maintain quantities of the Products that are sufficient for Perrigo to commence the introduction and sale of the Products in the Territory after the occurrence of the applicable Commencement Date. The Products supplied to Perrigo shall have a different National Drug Code than Cumberland’s Acetadote® products, which National Drug Code shall be obtained by Perrigo at its sole expense.

3.2
Forecasts. Within thirty (30) days following the Commencement Date, Perrigo shall prepare and deliver to Cumberland a forecast of estimated quarterly Product orders, based on a reasonable, good faith estimate of actual demand, for each of the Perrigo Fiscal Quarters remaining in the Perrigo fiscal year in which the Commencement Date occurs. Thereafter, thirty (30) days before the first day of each Perrigo Fiscal Quarter, Perrigo will provide Cumberland rolling quarterly forecasts, each forecast covering a one (1) year period. The first Perrigo Fiscal Quarter of each forecast will be considered firm and Cumberland shall not be obligated to provide more than the forecasted amount during the applicable Perrigo Fiscal Quarter. The forecast for the first Perrigo Fiscal Quarter covered by the forecast may not increase by more than [***] from the most recent previous forecast for that Perrigo Fiscal Quarter. Perrigo shall not be bound to the previous obligation for any Perrigo Fiscal Quarter in which there has been a Significant Market Change, provided that Cumberland shall not be required in any case to fulfill any quantity of Product ordered pursuant to Perrigo’s Product order that exceeds more than [***] of the amount of Products included in the then applicable first Perrigo Fiscal Quarter of the current forecast.

3.3
Product Orders. All Product orders shall be in writing and shall be consistent with the amounts forecast pursuant to Section 3.2, in batch size (or multiples thereof) quantities, shall be based on a reasonable, good faith estimate of actual demand, and shall be submitted at least ninety (90) days in advance of requested delivery. The delivery date specified in a Product order shall not be less than ninety (90) days after the date on which the Product order is received by Cumberland. Within ten (10) days after receipt of a Product order from Perrigo, Cumberland shall notify Perrigo in writing of its acceptance of the Product order and requested delivery date (subject to availability of sufficient labeling and packaging materials) or rejection of the Product order for failure to comply with the requirements of this Agreement. Except as may be agreed by Cumberland, Cumberland shall not be required in any case to fulfill any quantity of Product ordered pursuant to Perrigo’s Product order that exceeds more than [***] of the amount of Products included in the then applicable first Perrigo Fiscal Quarter of the current forecast. Each acquisition by Perrigo of Products shall be governed only by the terms of this Agreement and none of the terms or conditions in Perrigo’s forms (whether contained in a Product order, invoice, acknowledgement or other) shall be applicable.

3.4
Product Specifications. Cumberland will manufacture, package, label, store, and ship the Products in accordance with Perrigo’s reasonable directions, but in all cases subject to the Specifications set forth in the applicable NDA for such Products, as any such NDA may be amended from time to time. The Parties shall work in good faith to agree upon the labeling and packaging for the Products. In the event that Cumberland cannot reasonably manufacture any Product in accordance with the Specifications, Cumberland shall promptly so advise Perrigo.

3.5	Product Returns. Returns by customers or others to Perrigo of Products shall be the responsibility and obligation of Perrigo alone, except as set forth in Section 6.2.

3.6	[***].

IV.    PAYMENTS AND REPORTS

4.1	Supply Price for Products. [***].

4.2
Profit Share. (a)     In consideration of the rights granted to Defendants hereunder, Perrigo shall pay to Cumberland a percentage of aggregate Net Sales of Products and Perrigo ANDA Products in the Territory (the “Profit Share”) according to the following:

(i)    [***].
(ii)    [***].
(iii)    [***].
(b)    [***].
(c)    [***].
(d)    [***].

4.3
Records; Audit Rights.     Perrigo agrees to keep, and shall cause its Affiliates to keep, accurate books of account and records in sufficient detail to enable the Profit Share payable hereunder to be determined, and not more frequently than once per year, duly authorized independent auditors selected by Cumberland and acceptable to Perrigo, the acceptance of which shall not be unreasonably withheld or delayed, shall have the right at all reasonable business hours on reasonable advance notice to Perrigo, but subject to a non-use and nondisclosure agreement reasonably acceptable to Perrigo, to perform an inspection of such books of account and records. Such books of account and records shall be kept available for at least three (3) years after the relevant Product is sold. Profit Share found to be due as a result of Cumberland’s examination of Perrigo’s books of accounts shall be paid immediately. If such underpayment exceeds five percent (5%) of the total amount owed to Cumberland for the period then being audited, Perrigo shall reimburse Cumberland for the reasonable fees and expenses of such independent auditor performing the audit.

4.4
Method of Payment. All payments required to be made to Cumberland under this Agreement shall be made in United States dollars by wire transfer to the account of Cumberland Pharmaceuticals Inc., [***], Nashville, Tennessee or such other account as may be specified by Cumberland in writing to Perrigo.

4.5
Late Payments. Any amount owing to Cumberland and not paid when due shall bear interest at the U.S. Prime Rate as published by Citibank, NA that is applicable to the date on which the payment was first due.

V.	SHIPPING; STORAGE

5.1
All shipments of Products from Cumberland to Perrigo will be shipped to Perrigo’s designated United States facility, and will be in accordance with the reasonable instructions for shipping and packing set forth in the relevant Perrigo Product order. Delivery shall be made F.O.B., Cumberland’s shipping dock. Each order will be shipped to a single destination. Title and risk of loss or damage to the Products shall pass to Perrigo upon delivery to the designated carrier at Cumberland’s shipping dock. Any and all transportation and insurance costs for the Products shall be paid by Perrigo.

5.2	Perrigo shall store and distribute the Products in accordance with the Specifications.
VI.    PRODUCTS TESTING/INSPECTION

6.1
Quality. Cumberland shall perform quality assurance testing with respect to the Products supplied hereunder, including stability testing. Cumberland shall provide the results thereof to Perrigo in the form of a Certificate of Analysis (hereinafter “COA”). Cumberland shall also provide Perrigo with Material Safety Data Sheets as required for the Products, and updates of same as necessary. Perrigo will permit Cumberland’s personnel, upon reasonable notice, to visit at reasonable intervals, and for reasonable durations during regular business hours, any Perrigo facility used for the storage and distribution of the Products and will allow such personnel to review and make copies of any relevant records in connection therewith. The Parties shall utilize their best efforts to enter into a Quality Agreement within sixty (60) days of the Effective Date.

6.2
Inspection. Perrigo shall have a period of fifteen (15) days from the later of (a) the date of Perrigo’s receipt of the Products at the Perrigo facility designated in the Product order, or (b) the date of Perrigo’s receipt of the COA’s applicable to such Products, to inspect any shipment of Products to determine whether such shipment conforms to the Specifications. If Perrigo determines that the Products do not conform in all material respects to the Specifications, it shall immediately notify Cumberland. Perrigo’s failure to notify Cumberland within the stipulated period shall be deemed, for purposes of this

Agreement, as Perrigo’s acceptance of such shipment and shall constitute a waiver of any claims Perrigo may have against Cumberland with respect to such shipment subject, however, to Perrigo’s right to reject Products for latent defects discovered by Perrigo after such stipulated period has expired, provided that such notice is provided by Perrigo to Cumberland within five (5) business days following the discovery of such latent defects. If Cumberland agrees that the Products do not conform to the Specifications, Perrigo shall return the non-conforming Products to Cumberland, at a location designated by Cumberland and at Cumberland’s expense. Cumberland shall use Commercially Reasonable Efforts to replace any non-conforming Products thereafter.

6.3
Disagreement Regarding Compliance. In the event Cumberland does not agree with Perrigo’s determination that the Products fail to meet the Specifications, the Parties shall, in good faith, attempt to resolve such dispute. In the event the Parties cannot resolve said dispute among themselves they may submit the matter to an independent Third Party testing laboratory agreeable to both Perrigo and Cumberland for a binding opinion. The expenses of obtaining the advisory opinion shall be borne by the Party against whom the dispute is decided by such laboratory.

VII.	REGULATORY AND RECALLS

7.1
Cumberland Regulatory Responsibility. Cumberland shall remain responsible for maintaining and fulfilling all regulatory requirements in the Territory with respect to the Products that are imposed by Law upon Cumberland as the manufacturer of the Products and the holder of the NDA in connection therewith. Perrigo shall be responsible for obtaining, maintaining and fulfilling all regulatory requirements in the Territory with respect to the Products that are imposed by Law upon Perrigo in connection with Perrigo’s marketing, distribution and sale of the Products. Each Party will, on a timely basis, provide the other Party with all information that such Party has that the other Party does not have that is reasonably necessary and relevant to either Party’s obligations in fulfilling such requirements. Perrigo and Cumberland shall cooperate in the reporting of adverse drug experience information and other post marketing reports as are required to be filed with the FDA or its equivalent. Perrigo shall submit to Cumberland all complaints, adverse drug experience reports and other medical inquiries associated with the Products within forty-eight (48) hours of Perrigo’s receipt of such reports. Cumberland will be responsible for fulfilling any regulatory requirements with respect to such events, including but not limited to the filing of all Form FD 2253’s, and will make any necessary contact with the FDA regarding the subject matter of same. The Parties will cooperate in good faith to develop a procedure for handling adverse drug experience reports.

7.2
Perrigo Regulatory Responsibility. Perrigo shall be responsible for filing and maintaining all documentation and other information as required by each and every state and locality (hereinafter “State”) for the purpose of listing the Products on each such State’s formulary or other similar authority, and for obtaining such other approvals as may be necessary to market, promote, sell and distribute the Products in the Territory.

Cumberland shall provide Perrigo, at Perrigo’s expense, with such assistance as reasonably necessary to obtain such listings. Perrigo will pay Medicaid and other applicable rebates required by Law or contract with respect to the Products sold by it. If for any reason Perrigo does not obtain the requisite regulatory approvals and formulary listings and as a result is not able to distribute and sell the Products in the Territory, Perrigo shall reimburse Cumberland for all expenditures made or commitments given by Cumberland in obtaining the production materials required to be procured to manufacture the Products and the production and delivery of the Products pursuant to this Agreement.

7.3
Recalls. In the event Perrigo or Cumberland shall be required or requested by any governmental authority (or shall voluntarily decide) to recall any Products because such Products may violate any Laws or for any other reason, the Parties shall cooperate fully with one another in connection with any recall. To the extent a recall is due to Cumberland’s gross negligence, willful misconduct or material breach of this Agreement, Cumberland shall reimburse Perrigo for all of the reasonable costs and expenses actually incurred by Perrigo in connection with the recall including, but not limited to, costs of retrieving Products already delivered to customers, costs and expenses Perrigo is required to pay for notification, shipping and handling charges, and such other costs as may be reasonably related to the recall. To the extent a recall is due to Perrigo’s gross negligence, willful misconduct or material breach of this Agreement, Perrigo shall remain responsible for the Supply Price for such recalled Products and shall reimburse Cumberland for all the reasonable costs and expenses described above in the immediately preceding sentence actually incurred by Cumberland in connection with such recall, including without limitation administration of the recall and such other actual costs as may be reasonably related to the recall. To the extent a recall results from a cause other than the gross negligence, willful misconduct or material breach of this Agreement of or by Perrigo or Cumberland, the Parties shall share equally in the costs of the recall. Prior to any reimbursements pursuant to this Section, the Party claiming any reimbursement shall provide the other Party with reasonably acceptable documentation of all reimbursable costs and expenses. Notwithstanding anything herein to the contrary, neither Party will be liable to the other under this Section 7.2 for consequential damages or lost profits of any kind.

7.4
Regulatory Action. In the event either Party receives notice of an inspection or other notification by a governmental entity, including the FDA, directly relating to the Products, promotional materials or other matters within the scope of this Agreement, such Party shall notify the other Party as soon as practicable, and provide to such other Party, within ten (10) days, copies of all relevant documents as such other Party may reasonably request. Perrigo and Cumberland agree to cooperate with each other during any inspection, investigation or other inquiry by the FDA or any other governmental entity relating to the Products, including providing information and/or documentation, as requested by the FDA or other governmental entity.

7.5	Perrigo Marketing Activities. Notwithstanding anything to the contrary set forth elsewhere herein, Perrigo shall have the right, without Cumberland’s prior approval, to promote and publicize the Products in its customary fashion, and may publicize such information about the Products as it usually and customarily provides for its own products utilizing its usual and customary channels of communication, and its standard forms, which may be revised from time to time, provided that such promotion and publicizing of the Products conforms with all applicable Laws and is consistent with the Specifications and NDA. Perrigo shall use its own branding in connection with its marketing, promotion, sale and distribution of the Products, and may not use the Cumberland name or any Cumberland trademark, including without limitation Acetadote®, or any confusingly similar variation thereof, in connection with such branding, the Products or otherwise without Cumberland’s prior written consent.

7.6	No Alterations. Perrigo agrees not to repackage or otherwise alter the form of the finished packaged Products delivered to Perrigo from Cumberland without the prior written permission of Cumberland.
VIII.    TERM AND TERMINATION

8.1	Term. The term of this Agreement shall begin on the Effective Date and, unless terminated earlier pursuant to Section 8.2, shall end on [***] (the “Term”).

8.2	Early Termination.

(a)         If either Party shall at any time fail to abide by or fail to perform in any material respect in accordance with any of the terms and conditions of this Agreement, the other Party shall have the right to terminate this Agreement upon thirty (30) days’ written notice to the defaulting Party specifying the default complained of, setting forth the underlying reasons for its belief that a default has occurred and the remedy sought, provided that such notice of termination shall not be effective if the defaulting Party has cured such breach within such thirty (30) day period.

(b) If either Party (i) institutes or has instituted against it any insolvency, receivership, bankruptcy or other proceedings for the settlement of that Party’s debts, and such proceedings are not dismissed within sixty (60) days, (ii) makes a general assignment for the benefit of creditors, or (iii) dissolves, the other Party may terminate this Agreement upon written notice effective immediately.

(c) Cumberland may terminate this Agreement upon written notice effective immediately in the event that Perrigo or any of its Affiliates challenges in any lawsuit, action or other legal or administrative proceeding (including by the filing of a Paragraph IV certification) in support of a generic N-acetylcysteine product that references a product covered by any Cumberland NDA as the reference listed drug, or challenges in any reexamination or similar proceeding, the ownership, validity or enforceability of any of the Licensed Patents, or otherwise breaches any provision of Article III of the Settlement Agreement, provided that the foregoing shall not apply to Perrigo’s maintaining the paragraph IV certification under Section 505(j)(2)(A)(vii)(IV) of the FFDCA (21 U.S.C. § 355(j)(2)(A)(vii)(IV)) that is contained in the Perrigo ANDA.

(d) Cumberland may terminate this Agreement on written notice effective immediately if (i) except as permitted under Section 3.6, Perrigo or any of its Affiliates makes, has made, uses, offers for sale, sells or imports in the Territory, directly or indirectly, any Generic Acetadote® EDTA Product or Generic Acetadote® EDTA-Free Product or assists or authorizes any Third Party to do any of the foregoing, or (ii) Perrigo or any of its Affiliates files with the FDA an ANDA that references Cumberland’s Acetadote® product.

(e) Notwithstanding anything else contained herein, if Perrigo fails to pay when due any amount owing to Cumberland hereunder and fails to cure such default within thirty (30) days of notice thereof, then Cumberland shall have the right to terminate this Agreement by written notice effective immediately.

(f) Cumberland may terminate this Agreement upon ninety (90) days’ written notice if it has decided to cease all of its commercialization activities relating to the production of N-acetylcysteine-based pharmaceutical products.

(g) Cumberland may terminate this Agreement upon thirty (30) days’ written notice if, after the Commencement Date, Perrigo either (i) has discontinued sale of the Products or (ii) has not acquired any Product from Cumberland in two (2) consecutive calendar quarters provided that Perrigo’s failure to acquire Product is not due to Cumberland’s inability to supply the Product or a Significant Market Change.

(h) This Agreement shall be automatically and immediately terminated if the Settlement Agreement is terminated pursuant to Section 5.2 thereof.

(i) In the event that all of the asserted claims of the Licensed Patents are held invalid or unenforceable by the United States Court of Appeals for the Federal Circuit (or a United States District Court if such decision is not appealed), either Party may terminate this Agreement as of the date of the decision. For purposes of this Section 8.2(i), “asserted claims of the Licensed Patents” means all claims of the Licensed Patents asserted against Defendants or their Affiliates or any Third Party in any current or future litigations.

8.3	Effect of Termination. If this Agreement expires or is terminated for any reason:

(a)	all rights and licenses granted to Perrigo hereunder automatically and immediately shall terminate;

(b)	Perrigo shall pay, within thirty (30) days of such expiration or termination, all payments due to Cumberland as of the effective date of such expiration or termination, if any;

(c)
subject to Section 8.4, unless this Agreement has been terminated pursuant to Sections 8.2(a), 8.2(c) or 8.2(d), Perrigo shall have the right to sell the Products remaining in its inventory for a period of ninety (90) days following such expiration or termination, subject to the terms and conditions of this Agreement (including the obligation to pay Profit Share in respect of such Products);

(d)	any and all obligations under Articles IX and X shall survive;

(e)	any liabilities or obligations accrued as of the date of expiration or termination shall survive; and

(f)
in the event of termination based upon Sections 8.2(f) or (i), Perrigo may thereafter market Perrigo ANDA Product free from any further obligation to Cumberland under this Agreement, provided that, other than with respect to the Licensed Patents as necessary to market the Perrigo ANDA Product, this Section 8.3(f) does not and shall not be construed to grant any license, covenant not to sue or other right to Perrigo under any of Cumberland’s or its Affiliates’ patents (including the Licensed Patents), any other intellectual property rights or any regulatory rights or exclusivities.

8.4
Product Sell-Off. Following the expiration of the ninety (90) day period immediately following the effective date of expiration or termination of this Agreement, notwithstanding Section 8.3(c), Perrigo shall no longer be permitted to sell the Products, and Perrigo promptly shall destroy any Products remaining in its inventory at such time. Promptly thereafter, an officer of Perrigo shall certify in writing to Cumberland that Perrigo has fully complied with the provisions of this Section 8.4.

IX.INDEMNIFICATION AND INSURANCE

9.1
Perrigo Indemnification Obligation. Perrigo agrees to indemnify, defend and hold Cumberland harmless from and against any Losses resulting from or arising out of (a) Perrigo’s storage, handling, marketing, promotion, distribution, sale and/or delivery of the Products and Perrigo ANDA Products; (b) the breach by Perrigo of its representations, warranties or obligations under this Agreement; or (c) the gross negligence or willful misconduct of Perrigo, its employees or its agents (collectively “Perrigo Activities”), except to the extent such Losses result from or arise out of Cumberland Activities.

9.2
Cumberland Indemnification Obligation. Cumberland agrees to indemnify, defend and hold Perrigo harmless from and against any Losses resulting from or arising out of (a) Cumberland’s manufacturing of the Products to the extent such manufacturing does not conform to the Specifications; (b) the breach by Cumberland of its representations, warranties or obligations under this Agreement; or (c) the gross negligence or willful misconduct of Cumberland, its employees or its agents (collectively “Cumberland Activities”), except to the extent such Losses result from or arise out of Perrigo Activities.

9.3
Indemnification Procedure.     A Party seeking indemnification (“Indemnified Party”) under Section 9.1 or Section 9.2 shall notify, in writing, the other Party (“Indemnifying Party”) within ten (10) days of the assertion of any claim or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification. An Indemnified Party’s failure to so notify the Indemnifying Party shall not, however, relieve such Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party is actually denied, during the period of delay in notice, the opportunity to remedy or otherwise mitigate the event or activity(ies) giving rise to the claim for indemnification and thereby suffers or otherwise incurs additional liquidated or other readily quantifiable damages as a result of such failure. The Indemnifying Party, while reserving the right to contest its obligations to indemnify hereunder, shall be responsible for the defense of any claim, demand, lawsuit or other proceeding in which the allegations, if proved, would trigger the Indemnifying Party’s obligations under Section 9.1 or 9.2, (a) that solely seek monetary damages and (b) as to which the Indemnifying Party expressly agrees in writing that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the claim in full (the matters described in (a) and (b), the “Litigation Conditions”). At its option, the Indemnified Party may assume responsibility for such defense if the Litigation Conditions are not satisfied, by written notice to the Indemnifying Party. The Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such claim, demand, lawsuit or other proceeding, but the Indemnifying Party shall have the right, subject to the Litigation Conditions being satisfied, to settle, try or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party shall deem appropriate, subject to any reasonable objection of the Indemnified Party. Any settlement agreed to by the Indemnifying Party over the objection of the Indemnified Party may only provide a monetary relief and may not include any admission of liability or injunctive relief or other action restricting the Indemnified Party.

9.4
Insurance. During the Term, each Party shall maintain comprehensive general liability insurance, including products liability coverage, with limits of not less than two million dollars ($2,000,000) per occurrence and ten million dollars ($10,000,000) in the aggregate. Each Party will provide to the other Party, no later than thirty (30) days after the Effective Date, with evidence of insurance reflecting the comprehensive general liability and products liability programs it has in effect.

X.	CONFIDENTIAL INFORMATION

10.1
Confidentiality Obligations. “Confidential Information” is any information relating to the business or business plans of a Party, including know-how, formulas, trade secrets, clinical or non-clinical data, processes, specifications, suppliers and customers. Except as provided below, during the Term and for five (5) years thereafter, neither Party shall release to any Third Party any Confidential Information of the other Party or any information with respect to the existence and terms of this Agreement without the prior written consent of the other (other than to its employees, consultants, independent contractors, agents, Affiliates, and actual or potential acquirers, provided that such employees, consultants, independent contractors, agents, Affiliates, and actual or potential acquirers are bound by terms and conditions of confidentiality no less protective than the terms and conditions hereunder), and neither Party shall use the Confidential Information of the other Party for any purpose not contemplated by this Agreement. Neither Perrigo nor Cumberland shall issue any press release or public announcement or disclosure with respect to the Agreement without the prior consent of the other as to the form and content of such release, except as such release or announcement may be required by Law or by applicable stock exchange rules, but subject to Section 10.3.

10.2
Exceptions. The obligations of confidentiality and non-use of each Party under this Article X shall not apply to information to the extent the receiving Party can demonstrate that such information: (a) is or has become generally available to the public, without any breach by the receiving Party of the provisions of this Agreement or any other applicable agreement between the Parties; (b) was rightfully in the possession of the receiving Party, without confidentiality restrictions, prior to such Party’s receipt pursuant to this Agreement; (c) was rightfully acquired by the receiving Party from a Third Party who was entitled to disclose such information, without confidentiality or proprietary restrictions; or (d) was independently developed by the receiving Party without using or referring to the disclosing Party’s Confidential Information.

10.3
Required Disclosures. If either Party determines that a release of information concerning this Agreement is required by applicable Law, legal process (including without limitation any subpoena or discovery ordered by any court of competent jurisdiction) or by stock exchange rules, it shall notify the other in writing at least ten (10) days (or such shorter period where legally required) before the time of the proposed release; it being understood and agreed that each such Party that proposes to make any such release of information shall use its Commercially Reasonable Efforts to ensure that any such release shall not include more information regarding the existence or terms of this Agreement than is required by Law, legal process or by stock exchange rule and shall seek the highest level of confidentiality then available for such information proposed to be released. Such notice shall include the exact text of the proposed release and the time and manner of the release. At the other Party’s request, and before the release, the Party desiring to release further information shall consult with the other Party on the necessity for the disclosure and the text of the proposed further disclosure. Perrigo and Cumberland recognize that in addition to the other exceptions set forth herein, disclosure of this

Agreement to IRS and other tax authorities may be required, and Perrigo and Cumberland each waives the requirements of this subsection with respect to disclosure to such entities.

XI.	REPRESENTATIONS AND WARRANTIES

11.1	Representations, Warranties and Covenants by Cumberland. Cumberland hereby represents and warrants and covenants to Perrigo and Paddock, as of the Effective Date, as follows:

(a) Cumberland is a corporation duly organized and validly existing under the laws of the State of Tennessee;

(b)     Cumberland has the requisite corporate authority to execute and deliver this agreement and to perform its obligations hereunder;

(c)     Any Products delivered by Cumberland to Perrigo shall, have been manufactured, packaged, stored and shipped by Cumberland in all material respects with CGMPs, Specifications, and any other applicable Laws, and shall not be adulterated, misbranded or otherwise violative of the FFDCA or other applicable Laws in any material respect; and

(d) Cumberland has and will maintain throughout the Term all permits, licenses, registrations and other forms of governmental authorization and approval as required by Law in order for Cumberland to execute and deliver this Agreement and to perform its obligations hereunder in accordance with all applicable Laws.

11.2	Representation, Warranties and Covenants by Perrigo and Paddock. Each of Perrigo and Paddock hereby represents and warrants and covenants to Cumberland, as of the Effective Date, as follows:
(a) Perrigo is a corporation duly organized and in good standing under the laws of Michigan, and Paddock is a limited liability company duly organized and in good standing under the laws of Delaware;
(b) Perrigo and Paddock each have the requisite corporate authority to execute and deliver this Agreement and to perform its obligations hereunder;
(c) Perrigo and Paddock each have and will maintain throughout the Term all federal, state and local permits, licenses, registrations and other forms of governmental authorization and approval as required by Law in order for it to execute and deliver this Agreement and to perform its obligations hereunder; and
(d) Perrigo will perform its obligations hereunder in accordance with all applicable Laws, and shall test, store, handle, market, promote, sell and distribute the Products in accordance with all applicable Laws and the Specifications.

11.3
Disclaimer. Except as set forth in Section 11.1, CUMBERLAND MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, OF ANY KIND WITH RESPECT TO THE PRODUCTS OR THE MANUFACTURE, SALE, DISTRIBUTION OR USE THEREOF, AND CUMBERLAND HEREBY DISCLAIMS AND SHALL NOT BE RESPONSIBLE FOR ANY OR ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OR REPRESENTATIONS OF WORKMANSHIP, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

11.4
Limitation of Liability. UNLESS THE CONDUCT OF CUMBERLAND IS DETERMINED BY A COURT OF COMPETENT JURISDICTION TO HAVE BEEN WILLFUL MISCONDUCT OR FRAUDULENT, CUMBERLAND AND ITS AFFILIATES, EMPLOYEES, AGENTS, OFFICERS AND DIRECTORS SHALL NOT BE LIABLE IN ANY WAY WHATSOEVER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES SUFFERED BY PERRIGO, PADDOCK OR ANY OTHER PERSON, INCLUDING WITHOUT LIMITATION LOST PROFITS OR BUSINESS REVENUE OR OTHER ECONOMIC LOSS OF ANY KIND WHATSOEVER, WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE OR CUMBERLAND, ITS AFFILIATES, EMPLOYEES, AGENTS, OFFICERS OR DIRECTORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL THE TOTAL COLLECTIVE LIABILITY OF CUMBERLAND AND ITS AFFILIATES, EMPLOYEES, AGENTS, OFFICERS AND DIRECTORS FOR A PARTICULAR CLAIM, REGARDLESS OF VALUE OR NATURE, EXCEED THE AMOUNTS PAID UNDER THIS AGREEMENT FOR THE PORTION OF THE PRODUCTS THAT ARE THE SUBJECT MATTER OF THAT PARTICULAR CLAIM. IN NO EVENT SHALL THE COLLECTIVE LIABILITY OF CUMBERLAND AND ITS AFFILIATES, EMPLOYEES, AGENTS, OFFICERS AND DIRECTORS FOR ALL CLAIMS IN CONNECTION WITH THIS AGREEMENT EXCEED THE TOTAL AMOUNT PAID BY PERRIGO TO CUMBERLAND HEREUNDER. THE ABOVE LIMITATION SHALL NOT APPLY TO THIRD PARTY PRODUCT LIABILITY INDEMNIFICATION CLAIMS.

XII.	NOTICES

12.1
Notices. Any notices or reports required or permitted under this Agreement shall be in writing and shall be deemed to have been given for all purposes if mailed by first class certified or registered mail or transmitted electronically be facsimile with mailed confirmation copy to the following address of each Party:

For Perrigo:	Perrigo Company
515 Eastern Avenue
Allegan, MI 49010
Attn: General Counsel

For Paddock:	Paddock Laboratories, LLC
c/o Perrigo Company
515 Eastern Avenue
Allegan, MI 49010
Attn: General Counsel

For Cumberland:	Cumberland Pharmaceuticals Inc.
2525 West End Ave., Suite 950,
Nashville, Tennessee 37023
Attn: Chief Executive Officer

or to such other addresses as shall have been subsequently furnished by written notice to the other Parties.

XII.	GOVERNING LAW AND PARTIES BOUND

13.1
Governing Law. The validity and interpretation of this Agreement and the legal relations of the Parties to it shall be governed exclusively by the internal laws, and not the law of conflicts, of the State of Delaware. The Parties each hereby submit to the non-exclusive jurisdictions of federal and state courts in the State of Delaware for the purposes of any suit, action or other proceeding relating to this Agreement. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the federal or state courts of the State of Delaware, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.2
Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns. This Agreement and the rights granted herein may not be assigned or transferred (whether by contract, operation of law or otherwise) by Perrigo or Paddock without the prior written consent of Cumberland, provided that each of Perrigo and Paddock may assign or transfer its rights and obligations hereunder to any Affiliate or to a successor or assignee of all or substantially all of its relevant prescription pharmaceutical business or assets, without Cumberland’s prior consent, but only if such Affiliate, successor or assignee is not at such time involved in a litigation or other legal proceeding with Cumberland. Cumberland may assign or transfer its rights and obligations hereunder to any Affiliate or to a successor or assignee of all or substantially all of its relevant prescription pharmaceutical business or assets, without Perrigo’s or Paddock’s prior consent. Notwithstanding anything to the contrary contained herein, Cumberland shall be free to delegate any and all of its obligations under this Agreement to an Affiliate or Third Party, including without limitation to use any one or more contract manufacturers to produce and package the Products (including without limitation any active pharmaceutical ingredient and/or finished tablets).

XIV.	FORCE MAJEURE

14.1
If either Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein (other than for any payment obligations hereunder), by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, acts of God, acts of governmental agencies or instrumentalities (including, but not limited to, lack of a sufficient governmentally mandated quota of the Products) or any other cause or externally induced casualty beyond its reasonable control, whether similar to the foregoing contingencies or not, said Party shall provide written notice of same to the other Party. Said notice shall be provided within ten (10) working days of the occurrence of such event and shall identify the requirements of this Agreement or such of its obligations as may be affected and to the extent so affected, said obligations shall be suspended during the period of such disability. The Party prevented from performing hereunder shall use Commercially Reasonable Efforts to remove such disability, and shall continue performance whenever such causes are removed. The Party so affected shall give to the other Party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected Party’s nonperformance. If the period of any previous actual nonperformance of Cumberland because of Cumberland force majeure conditions plus the anticipated future period of Cumberland nonperformance because of such conditions will exceed an aggregate of one hundred eighty (180) days within any twenty-four (24) month period, Perrigo may terminate this Agreement by notice to Cumberland. If the period of any previous actual nonperformance of Perrigo because of Perrigo force majeure conditions plus the anticipated future period of Perrigo nonperformance because of such conditions will exceed an aggregate of one hundred eighty (180) days within any twenty-four (24) month period, Cumberland may terminate this Agreement by notice to Perrigo. The provisions of Sections 8.3 and 8.4 and Article XXI shall apply in the event of any such termination. When such circumstances as those contemplated herein arise, the Parties shall discuss in good faith, what, if any, modification of the terms set forth herein may be required in order to arrive at an equitable solution.

XV.    AMENDMENTS

15.1	No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

XVI.    INDEPENDENT CONTRACTORS

16.1
This Agreement shall not constitute or give rise to any employer-employee, agency, partnership or joint venture relationship among or between the Parties, and each Party’s performance hereunder is that of a separate, independent entity.

XVII.	NO IMPLIED RIGHTS

17.1
Nothing in this Agreement shall be deemed or implied to be the grant by one Party to the other of any right, title or interest in the Products, Intellectual Property or any other proprietary right of the other, except as is expressly provided for herein.

XVIII.	SEVERABILITY

18.1
To the extent any provision or term set forth herein is or becomes unenforceable by operation of Law, such unenforceability shall not affect the remaining provisions of this Agreement. The Parties agree to renegotiate in good faith any provision or term held to unenforceable and to be bound by the mutually agreed substitute provision.

XIX.	MODIFICATION BY OPERATION OF LAW

19.1
If any of the terms or provisions of this Agreement are in or come into conflict with any applicable Law within the Territory then such term or provision shall be deemed inoperative to the extent it may conflict therewith and shall be deemed to be modified to conform with such Law unless such modification would render the affected provision inconsistent with or contrary to the intent of the Parties. However, in the event the terms and conditions of this Agreement are materially altered as a result of this subsection, the Parties shall in good faith attempt to renegotiate said terms and conditions to resolve any disputes related thereto.

XX.    DESCRIPTIVE HEADINGS

20.1	The captions and descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

XXI.    SURVIVAL

21.1	The provisions of Sections 3.5, 8.3, 8.4, 11.3 and 11.4, and Articles IV, VII, IX, X, XII, XIII, and XV through XXVI shall survive any expiration or termination of this Agreement.

XXII.    ENTIRE AGREEMENT

22.1
This Agreement, including the Exhibits attached hereto, together with the Settlement Agreement, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior drafts or understandings.

XXIII.    WAIVER

23.1
A waiver by any Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any Party.

XXIV.    SINGULAR AND PLURAL

24.1
The singular form of any noun or pronoun shall include the plural when the context in which such a word is used is such that it is apparent the singular is intended to include the plural or vice versa. Neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” shall mean “any and all” unless otherwise clearly indicated by context. “$” as used in this Agreement means the lawful currency of the United States of America. Where a Party’s consent is required hereunder, except as otherwise specified herein, such Party’s consent may be granted or withheld in such Party’s sole discretion. Derivative forms of any capitalized term defined herein shall have meanings correlative to the meaning specified herein.

24.2
Unless the context requires otherwise: (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (iii) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections, Appendices or Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections, Appendices or Exhibits of this Agreement.

XXV.    COUNTERPARTS

25.1
This Agreement may be executed in any number of signature page counterparts transmitted via facsimile, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same Agreement.

XXVI.    DOCUMENT PREPARATION

26.1
Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

SIGNATURES FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in duplicate by their duly authorized representatives in the places provided below.

Perrigo Company		Cumberland Pharmaceuticals Inc.
By	/s/ Andrew Solomon	By	/s/ A.J Kazimi
Title	Assistant Secretary	Title	Chief Executive Officer
Date	November 10, 2012	Date	November 12, 2012

Paddock Laboratories, LLC
By	/s/ Andrew Solomon
Title	Assistant Secretary
Date	November 10, 2012